EXHIBIT 11



Computation of Earnings Per Share for the Three Months Ended March 31, 1999 and 1998:
(In thousands, except per share amounts)

                                             1999      1998
                                            -------   -------

Net income*                                 $ 4,269   $ 3,245

Earnings per common share:
   Basic                                    $   .33   $   .26
   Diluted                                  $   .32   $   .24

Shares outstanding (average):
   Common shares                             14,036    13,609
   Treasury shares                           (1,285)     (970)
                                            -------   -------
Common shares - basic (average)              12,751    12,639
Options:  common equivalents                    636       739
Warrants: common equivalents                     18        19
                                            -------   -------
Common shares - diluted (average)            13,405    13,397
                                            =======   =======

*Note: The Company did not have any outstanding preferred stock for the periods ending March 31, 1998 and 1999.